Exhibit 99.1

SPARTAN MOTORS ANNOUNCES RETIREMENT OF JOHN SZTYKIEL

DARYL ADAMS NAMED INCOMING PRESIDENT AND CEO

Charlotte, Mich., December 10, 2014 – Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”) announced that John Sztykiel has decided to retire as President and Chief Executive Officer, effective February 19, 2015. He will serve as a member of Spartan’s Board of Directors until his term expires in May 2015 and as a consultant to the Company until August 31, 2016. Spartan Chief Operating Officer Daryl Adams will succeed Sztykiel as President and Chief Executive Officer upon his retirement.

Hugh Sloan, Chairman of Spartan’s Board of Directors, stated: “John has devoted his professional career to Spartan Motors. For the past 30 years, he has been an enthusiastic champion for Spartan, its products and associates, and his imprint is in every aspect of our business. Since becoming President in 1991 and CEO in 2002, he has led Spartan’s growth and transformation from a fire truck chassis maker into a diversified and increasingly global specialty vehicle manufacturer. We thank John for his years of service and dedication to Spartan and for all of his accomplishments and contributions he has made to the Company.”

Sztykiel, 57, joined Spartan in 1985 and assumed roles of increasing responsibility, including as President and CEO. During his tenure with the Company, revenues increased from $9.9 million to a projected $500 million-plus in 2014, representing a 14% compound annual growth rate, and Spartan’s market capitalization grew from $10 million to more than $170 million, in addition to a 21-year history of paying dividends. Today Spartan is a manufacturer of premium emergency response apparatus, delivery and service vehicles, as well as motorhome chassis with a global customer base.

“The time is now right to ensure a smooth transition,” Sztykiel said. “Spartan has positive momentum in 2014 with improving operations, a strong balance sheet, solid order backlog and growing revenue. I am proud of Spartan’s achievements and feel honored to have been part of creating a unique culture that blends a creative entrepreneurial spirit with disciplined operations centered on a passion for the customer. The result is that we not only impacted the world each day, we created a better tomorrow. Now it is time for me to pursue the passions and objectives that lie ahead of me and hand off leadership to a new generation. Daryl Adams has already demonstrated he understands our business and is the right choice to lead Spartan to an even brighter future.”

Daryl Adams, 52, joined Spartan Motors as Chief Operating Officer effective August 11, 2014. Prior to joining Spartan Motors, he was Chief Executive Officer of Midway Products Group, a privately held Tier One automotive supplier. Before joining Midway Products, he held a succession of management positions over a 17-year career with global automotive supplier Lear Corporation, including senior leadership roles in Lear’s North American and European operations.

“It is an honor to lead Spartan Motors into the future, building upon the strengths that John was instrumental in developing,” Adams said. “I share John’s enthusiasm and am committed to working with an outstanding team of associates to execute the Spartan strategy and deliver innovative new products that will generate growth going forward.”

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About Spartan Motors

Spartan Motors, Inc. designs, engineers and manufactures specialty chassis, specialty vehicles, truck bodies and aftermarket parts for the recreational vehicle (RV,) emergency-response, defense, government services, delivery and service markets. The Company's brand names – SpartanTM, Spartan Chassis™, Spartan ERV™ and Utilimaster® - are known for quality, performance, service and first-to-market innovation. The Company employs approximately 1,700 at facilities in Michigan, Pennsylvania, South Dakota and Indiana. Spartan reported sales of $470 million in 2013 and is focused on becoming a global leader in the design, engineering and manufacture of specialty vehicles and chassis. Visit Spartan Motors at spartanmotors.com.

This release may contain several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial strength, future plans, objectives, and the performance of our products. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:
Greg Salchow	Russell Chick
Group Treasurer & Dir. of Investor Relations	Corporate Director of Marketing
Spartan Motors, Inc.	Spartan Motors, Inc.
(517) 543-6400	(517) 543-6400